SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Section 240.14a-11c or Section 240.14a-12

INTERNATIONAL STEEL GROUP INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

April 29, 2004

Dear Fellow Stockholders:

      It is our pleasure to invite you to the 2004 Annual Meeting of the Stockholders of International Steel Group Inc., our first annual meeting since the closing of our initial public offering on December 17, 2003. The meeting will be held at the Cleveland Marriott Downtown at Key Center in Cleveland, Ohio on Wednesday, May 26, 2004 at 2:00 P.M., local time.

      This year our proxy material includes two proposals. We ask for your support in voting FOR Proposal 1, the election of our directors; and FOR Proposal 2, the ratification of the appointment of our independent accountants.

      We greatly appreciate your interest in ISG as demonstrated by the representation of your shares at our annual meeting. Your vote is important to us and, whether or not you expect to attend the meeting, we ask that you sign, date and promptly return the enclosed proxy.

Sincerely yours,

Wilbur L. Ross, Jr.	Rodney B. Mott

Chairman of the Board	Chief Executive Officer

International Steel Group Inc.

3250 Interstate Drive
Richfield, Ohio 44286

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 26, 2004

TO THE STOCKHOLDERS:

      The 2004 Annual Meeting of Stockholders of International Steel Group Inc. will be held on Wednesday, May 26, 2004, at 2:00 P.M. local time, at the Cleveland Marriott Downtown at Key Center, for the following purposes:

1.	To elect two directors to the Board of Directors for a three-year term expiring in 2007.

2.	To ratify the appointment of ISG’s independent accountants for the fiscal year ending December 31, 2004.

3.	To transact such other business as may properly be brought before the meeting.

      The annual meeting may be postponed or adjourned from time to time without any notice other than announcement at the meeting, and any and all business for which notice is hereby given may be transacted at any such postponed or adjourned meeting.

      The Board of Directors has fixed the close of business on April 5, 2004, as the record date for determination of stockholders entitled to notice of, and to vote at, the meeting.

      A list of stockholders entitled to vote at the annual meeting will be available for examination by any stockholder, for any purpose concerning the meeting, during ordinary business hours at ISG’s principal executive offices, located at 3250 Interstate Drive, Richfield, Ohio, during the ten days preceding the meeting.

      Stockholders are requested to complete and sign the enclosed proxy, which is solicited by the Board of Directors, and promptly return it in the accompanying envelope, whether or not they plan to attend the annual meeting.

By Order of the Board of Directors

Leonard M. Anthony
Secretary

Cleveland, Ohio

April 29, 2004

PROXY STATEMENT

      This proxy statement contains information related to the 2004 Annual Meeting of the Stockholders of International Steel Group Inc., or “ISG,” to be held on Wednesday, May 26, 2004, beginning at 2:00 P.M., local time, at the Cleveland Marriott Downtown at Key Center. This proxy statement is being provided in connection with the solicitation of proxies by the Board of Directors (the “Board”) for use at the 2004 Annual Meeting of Stockholders and at any adjournment or postponement of the meeting. This proxy statement and the enclosed proxy card are first being mailed to stockholders on or about April 29, 2004.

About The Meeting

What is the purpose of the annual meeting?

      At ISG’s annual meeting, stockholders will act upon the matters described in the accompanying notice of annual meeting of stockholders. These matters include:

•	Election of two directors for a three-year term expiring in 2007;

•	Ratification of the appointment of ISG’s independent certified accountants for the fiscal year ending December 31, 2004; and

•	Transaction of such other business as may properly be brought before the meeting.

Who is entitled to vote?

      Only holders of record of ISG’s outstanding common stock at the close of business on the record date, April 5, 2004, are entitled to receive notice of and to vote at the meeting, or any postponement or adjournment of the meeting.

      A list of stockholders entitled to vote at the annual meeting will be available for examination by any stockholder, for any purpose concerning the meeting, during ordinary business hours at ISG’s principal executive offices, located at 3250 Interstate Drive, Richfield, Ohio, 44286, during the ten days preceding the meeting.

How many votes do I get?

      Each holder of common stock on the record date is entitled to one vote per share of common stock held by that person on the record date with respect to all matters on which the holders of common stock are entitled to vote.

Who can attend the meeting?

      All stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Cameras, recording devices and other similar electronic devices will not be permitted at the meeting.

What constitutes a quorum?

      Under ISG’s Bylaws, the presence at the annual meeting, in person or by proxy, of the holders of at least a majority of the votes entitled to be cast on a particular matter will constitute a quorum entitled to take action with respect to the vote on that matter. As of April 5, 2004, the record date for the annual meeting, 97,828,989 shares of common stock of ISG were outstanding. The holders of ISG’s common stock are entitled to vote on all matters properly submitted to a vote of the stockholders at the annual meeting.

      Abstentions and broker “non-votes” are counted as present and entitled to vote for the purposes of determining a quorum.

What if my shares are held in “street name”?

      If you are the beneficial owner of shares held in “street name” by a broker, bank or other nominee, the broker, bank or nominee, as the record holder of the shares, is required to vote those shares according to your instructions. Your broker, bank or nominee should have enclosed a voting instruction card for you to use in directing it on how to vote your shares.

      Under existing rules, if your broker holds your shares in its name and you have not given voting instructions, your broker nonetheless has the discretion to authorize the designated proxies to act, except on certain matters. As such, they could vote for all proposals to be considered at the annual meeting.

What is a broker “non-vote”?

      A broker “non-vote” occurs when a nominee holding stock for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary power with respect to that item and has not received instructions from the beneficial owner.

How do I vote?

      Sign and date each proxy card you receive and return it in the prepaid envelope. All shares of stock entitled to vote at the annual meeting that are represented by properly executed proxies will, unless such proxies have been revoked, be voted in accordance with the instructions given in such proxies or, if no contrary instructions are given therein, will be voted in accordance with the Board’s recommendations. If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted in accordance with the Board’s recommendations.

What are the Board’s recommendations?

      The Board’s recommendations are set forth after the description of each proposal in this proxy statement. In summary, the Board recommends a vote:

•	FOR the election of the directors as described under “Election of Directors”; and

•	FOR the ratification of the appointment of ISG’s independent accountants for the fiscal year ending December 31, 2004.

      With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

May I change my vote after I return my proxy card?

      Yes. Any stockholder who has given a proxy with respect to any matter may revoke it at any time prior to the closing of the polls as to that matter at the annual meeting by delivering a notice of revocation or a duly executed proxy bearing a later date to the Secretary of ISG, or by attending the annual meeting and voting in person.

What shares are included on the proxy card(s)?

      Except as described in the question immediately below this one, the shares on your proxy card(s) represent ALL of your shares of stock of ISG.

What does it mean if I receive more than one proxy card?

      If your shares are registered differently and are in more than one account, you will receive more than one proxy card. To ensure that all your shares are voted, sign and return all proxy cards. We encourage you to have all accounts registered in the same name and address (whenever possible). You can accomplish this by contacting our stock transfer agent, Registrar & Transfer Company, at (800) 866-1340.

How are proxies solicited?

      Proxies will be solicited by mail. Proxies may also be solicited by directors, officers and a small number of regular employees or agents of ISG personally or by mail, telephone or through electronic media, but such persons will not be specially compensated for such services. Brokerage houses, custodians, nominees and fiduciaries will be requested to forward the soliciting material to the beneficial owners of stock held of record by such persons, and ISG will reimburse them for their expenses in doing so.

      The entire cost of the solicitation will be borne by ISG.

When are stockholder proposals for the 2005 annual meeting of stockholders due?

      To be considered for inclusion in ISG’s proxy statement for the 2005 annual stockholders meeting, stockholder proposals must be received at ISG’s offices no later than December 30, 2004. Proposals must be in compliance with Rule 14a-8 under the Securities Exchange Act of 1934 and ISG’s Bylaws, and must be submitted in writing, delivered or mailed to the Corporate Secretary, International Steel Group Inc., 3250 Interstate Drive, Richfield, Ohio 44286.

      ISG’s Bylaws require that if a stockholder desires to introduce a stockholder proposal from the floor at the 2005 annual meeting of the stockholders, the proposal must be delivered to or mailed and received at the above address not less than 60 nor more than 90 days prior to the first anniversary of the date on which ISG first mailed its proxy materials for the 2004 annual meeting of the stockholders. If, however, the date of the 2005 annual meeting is advanced more than 30 days prior to or delayed more than 30 days after the preceding anniversary date, notice by the stockholder will be timely if delivered no later than the close of business on the later of (i) the 90th calendar day prior to the 2005 annual stockholders meeting or (ii) the 10th day following public announcement of the 2005 annual stockholders meeting.

      Stockholders who intend to present a proposal at the 2005 annual meeting are required to include with their notice of such proposal all of the information required by ISG’s Bylaws.

May a stockholder nominate and/or recommend someone to be a director of ISG?

      Yes. As a stockholder, you may nominate a person to serve as a director of ISG. Each nomination must be submitted in a manner that complies with all of the requirements of ISG’s Bylaws, which are summarized under Stockholder Proposals for the 2005 Annual Meeting on page 22. You may also recommend a person to ISG’s Nominating and Corporate Governance Committee for nomination by that committee by following the steps described under the heading Nominating and Corporate Governance Committee – Consideration of Director Nominees on page 11. The effect of making a valid recommendation to the Nominating and Corporate Governance Committee is that the committee will consider your recommendation. It does not necessarily mean that the person you recommend will be nominated by the Nominating and Corporate Governance Committee.

Security Ownership of Management and Certain Beneficial Owners

      The following table sets forth certain information known to us regarding the beneficial ownership of our common stock as of March 31, 2004, for:

•	each person known by us to beneficially own more than 5% of our common stock;

•	each of our directors;

•	each of our executive officers named in the summary compensation table; and

•	all of our directors and executive officers as a group.

      We have determined beneficial ownership in accordance with the rules of the SEC. We believe that each stockholder named in the table has sole voting and investment power for the shares shown as beneficially owned by them.

		Percent of
	Number of	Outstanding
	Shares of	Shares of
	Common	Common
Name and Address	Stock(1)	Stock(2)

WLR Recovery Fund, L.P(3)	15,242,010	15.6%
Manhattan Tower, (19th Floor)
101 East 52nd Street
New York, New York 10022

WLR Recovery Fund II L.P.(4)	16,860,523	17.2%
Manhattan Tower, (19th Floor)
101 East 52nd Street
New York, New York 10022

Cleveland-Cliffs Inc(5)	5,521,839	5.6%
1100 Superior Avenue
Cleveland, Ohio 44114-2589

Georgia Financial, LLC(6)	8,806,198	9.0%
6200 Riverside Drive
Cleveland, Ohio 44135

Howard Hughes Medical Institute	8,209,807	8.4%
4000 Jones Bridge Road
Chevy Chase, Maryland

Franklin Mutual Advisors, LLC(7)	16,333,381	16.7%
51 John F. Kennedy Parkway
Short Hills, NJ 07078

Mutual Shares Fund	6,143,191	6.3%
51 John F. Kennedy Parkway
Short Hills, NJ 07078

Wilbur L. Ross, Jr.(8)	32,102,633	32.8%

Rodney B. Mott (9)	1,853,440	1.9%

Rand V. Araskog	25,000	*

William C. Bartholomay(10)	121,337	*

James C. Boland	—	*

V. John Goodwin	—	*

Leonard M. Anthony	—	*

Gordon C. Spelich(11)	371,050	*

Jerome V. Nelson(12)	278,740	*

Peter J. Powers	—	*

All executive officers and directors as a group (19 persons)	35,365,789	36.2%

*	Less than one percent

(1)	Except as otherwise indicated below, beneficial ownership means the sole power to vote and dispose of shares.

(2)	Calculated assuming 97,828,989 outstanding shares, the number of shares of common stock outstanding as of March 31, 2004. This number excludes the number of shares of common stock for which any options to purchase common stock held by directors and executive officers are exercisable.

(3)	Immediately after our initial public offering, WLR Recovery Fund, L.P. was the record owner of 15,242,010 shares of common stock. WLR Recovery Fund, L.P. subsequently distributed all of these shares to its partners, but continues to have voting power over the shares and is deemed to beneficially own the shares. These voting arrangements will cease to be operative on June 9, 2004, the expiration date of the lockup agreements entered into by our stockholders, directors and officers in connection with our initial public offering, at which point WLR Recovery Fund, L.P. will no longer be considered the beneficial owner of such shares. Of these distributed shares, 12,415,856 shares, or 12.7% of the total outstanding shares of ISG, have been distributed to entities that are not affiliated with WL Ross & Co., LLC, or “WLR” or Mr. Ross. The remaining 2,826,154 shares, or 2.9% of the total outstanding shares of ISG, were distributed to WLR, Mr. Ross or entities affiliated with them.

(4)	Immediately after our initial public offering, WLR Recovery Fund II, L.P. was the record owner of 16,860,523 shares of common stock. WLR Recovery Fund II, L.P. subsequently distributed 14,891,800 of these shares to its partners, but continues to have voting power over the shares and is deemed to beneficially own the shares. These voting arrangements will cease to be operative on June 9, 2004, the expiration date of the lockup agreements entered into by our stockholders, directors and officers in connection with our initial public offering, at which point WLR Recovery Fund II, L.P. will no longer be considered the beneficial owner of such shares. Of these distributed shares, 12,749,989 shares, or 13.0% of the total outstanding shares of ISG, have been distributed to entities that are not affiliated with WLR or Mr. Ross. The remaining 2,141,811 shares that were distributed, or 2.2% of the total outstanding shares of ISG, were distributed to WLR, Mr. Ross or entities affiliated with them.

(5)	Represents 5,049,900 shares of common stock held of record by Cleveland-Cliffs Inc and 471,938 shares of common stock held of record by Cleveland-Cliffs Inc and Associated Companies Collective Investment Trust.

(6)	Georgia Financial, LLC is the wholly-owned subsidiary of Park Corporation, whose principal executive offices are at 6200 Riverside Drive, Cleveland, Ohio 44135.

(7)	Represents shares beneficially owned by advisory clients of Franklin Mutual Advisers, LLC, or FMA: 6,143,191 shares of common stock beneficially owned by Mutual Shares Fund, 2,855,428 shares of common stock beneficially owned by Mutual Qualified Fund, 3,546,660 shares of common stock beneficially owned by Mutual Beacon Fund, 2,689,230 shares of common stock beneficially owned by Mutual Discovery Fund, 639,453 shares of common stock beneficially owned by Mutual Shares Securities Fund, 128,899 shares of common stock beneficially owned by Mutual Discovery Securities Fund, and 66,259 shares of common stock beneficially owned by Mutual Beacon Fund (Canada), all of which shares are held of record by Bosworth & Co. c/o Franklin Mutual Advisers, LLC, and 264,260 shares of common stock beneficially owned by Franklin Mutual Beacon Fund, all of which shares are held of record by Kane & Co. c/o Franklin Mutual Advisers, LLC. Pursuant to advisory contracts with its clients, FMA has voting and investment discretion over these securities beneficially owned by its clients. FMA disclaims beneficial ownership of these shares owned by its advisory clients.

(8)	Represents 15,242,010 shares of common stock beneficially owned by WLR Recovery Fund L.P., 16,840,523 shares of common stock beneficially owned by WLR Recovery Fund II L.P., and 100 shares of common stock beneficially owned by Mr. Ross individually. Mr. Ross serves as a principal of WL Ross & Co. LLC, which manages WLR Recovery Fund L.P. and WLR Recovery Fund II L.P. To the extent Mr. Ross is deemed to beneficially own any shares as a result of his position as a principal of WL Ross & Co. LLC, Mr. Ross disclaims beneficial ownership of these shares. As described in footnotes 3 and 4 above, a total of 25,165,845 shares of common stock, or 25.7% of the total outstanding shares of ISG, were distributed by WLR Recovery Fund, L.P. and WLR Recovery Fund II, L.P. to entities that are not affiliated with WL Ross & Co. LLC or Mr. Ross and that will cease to be beneficially owned by Mr. Ross on June 9, 2004, when the voting arrangements governing these shares terminate. Without including these distributed shares, Mr. Ross beneficially owns 6,936,788, or 7.1%, of our currently outstanding shares.

(9)	Includes options to purchase 1,448,000 shares of our common stock, which were currently exercisable as of March 31, 2004.

(10)	Represents the 23,597 shares of common stock held of record by Mr. Bartholomay and 97,740 shares of common stock held of record by Bartholomay Interest, L.P. Mr. Bartholomay is the general partner in Bartholomay Interest, L.P. To the extent Mr. Bartholomay is deemed to beneficially own these shares as a result of his position as general partner of Bartholomay Interest, L.P., Mr. Bartholomay disclaims beneficial ownership of these shares.

(11)	Represents options to purchase 371,050 shares of our common stock, which were exercisable as of March 31, 2004 or within 60 days thereafter.

(12)	Represents options to purchase 278,740 shares of our common stock, which were exercisable as of March 31, 2004 or within 60 days thereafter.

PROPOSAL TO ELECT TWO DIRECTORS TO THE BOARD (PROPOSAL 1)

What are we asking you to approve?

      Our certificate of incorporation provides for our board to be divided into three classes of directors, as nearly equal in number as possible, serving three-year staggered terms. Prior to ISG’s initial public offering it had a total of four directors. In connection with its initial public offering and its transition to the applicable requirements of the New York Stock Exchange, ISG is in the process of adjusting the size of its board. As of April 5, 2004, there were six members of the board of directors, and it is anticipated that the Board will resolve to increase its size further in the future. At the 2004 annual meeting, two directors are to be elected to serve a three-year term expiring in 2007 and until their respective successors have been elected. The nominees for election this year are: Rodney B. Mott and Wilbur L. Ross, Jr.

What does the Board of Directors recommend with respect to Proposal 1?

      The Board recommends a vote FOR the nominees.

What vote is required for this proposal?

      A plurality of the votes of the shares of common stock present in person or represented by proxy and entitled to vote on the election of directors is required to elect Messrs. Mott and Ross. Under applicable Delaware law, in determining whether each nominee has received the requisite number of votes, abstentions will not be counted.

      Except to the extent that stockholders indicate otherwise on their proxies solicited by the Board, the holders of these proxies intend to vote such proxies for the election as directors of the persons named above as nominees for election, provided that if any of the nominees for election are unable or fail to act as directors by virtue of an unexpected occurrence, these proxies will be voted for such other person or persons as will be determined by the holders of these proxies in their discretion. Alternatively, so long as this action does not conflict with the provisions of ISG’s certificate of incorporation, the Board may, in its discretion, reduce the number of directors to be elected.

Board of Directors

Nominees For Director For a Three-Year Term Expiring 2007:

	Director		Principal Occupation
Nominee	Since	Age	and Directorships

Wilbur L. Ross, Jr.	2002	66	Chairman of the Board of Directors of ISG since inception. Mr. Ross is the Chairman and Chief Executive Officer of WL Ross & Co. LLC, a merchant banking firm, a position he has held since April 2000. Mr. Ross is also the Chairman and Chief Executive Officer of WLR Recovery Fund L.P., WLR Recovery Fund II L.P., Asia Recovery Fund, Asia Recovery Fund Co-Investment, Nippon Investment Partners and Absolute Recovery Hedge Fund. Mr. Ross is also the general partner of WLR Recovery Fund L.P., WLR Recovery Fund II L.P., Asia Recovery Fund, and Absolute Recovery Hedge Fund. Mr. Ross is also Chairman of Ohizumi Manufacturing Company in Japan, Burlington Industries and Cone Mills Corporation in the United States, and Insuratex, Ltd. in Bermuda. Mr. Ross is a board member of the Turnaround Management Association, Nikko Electric Co. in Japan, Tong Yang Life Insurance Co. in Korea, and of Syms Corp., Clarent Hospital Corp., 360 Networks Corp. and News Communications Inc. in the U.S. Mr. Ross is also a member of the Business Roundtable. Previously, Mr. Ross served as the Executive Managing Director at Rothschild Inc., an investment banking firm, from October 1974 to March 2000. Mr. Ross was also formerly Chairman of the Smithsonian Institution National Board.

Rodney B. Mott	2002	52	President, Chief Executive Officer and a director of ISG since April 2002. Mr. Mott has over 30 years of management experience in the metals industry. He served as President and Chief Executive Officer of Pechiney Rolled Products, an aluminum rolling company and a division of Pechiney SA from January 2000 to August 2001. From 1987 to 2000, Mr. Mott held various positions with Nucor Corporation, a mini-mill steel producer, including Vice President/General Manager of Nucor Steel, a division of Nucor Corporation, at the Blytheville, Arkansas and Berkley, South Carolina facilities. Prior to joining Nucor, Mr. Mott was Superintendent of Operations at Lone Star Steel from 1986 to 1987. He began his metals management career at U.S. Steel’s Fairless Hills operation, where he held positions of increasing responsibility during a 14-year career from 1971 to 1986.

Directors Continuing in Office Until 2005:

	Director		Principal Occupation
Name	Since	Age	and Directorships

Rand V. Araskog	2004	72	Director since March 2004. Mr. Araskog is the retired chairman and chief executive officer of ITT Corporation, and served as chairman of the National Security Telecommunications Advisory Committee from 1982 to 1984. For the past five years, Mr. Araskog has been self-employed as a private investor. He currently is a member of the boards of Hartford Financial Services Group, ITT Industries, ITT Educational Services and Rayonier, Inc.

Peter J. Powers	2004	60	Director since March 2004. Mr. Powers founded Powers Global Strategies, LLC, a consulting firm, in 1998, where he currently serves as President and Chief Executive Officer. Mr. Powers has also served as First Deputy Mayor of the City of New York. Mr. Powers has also had a 25-year career as an attorney, certified public accountant and consultant. He is currently a member of the boards of Fox Entertainment Group and NDS Group, Plc.

Directors Continuing in Office Until 2006:

	Director		Principal Occupation
Name	Since	Age	and Directorships

William J. Bartholomay	2002	75	Director since April 2002. Mr. Bartholomay currently serves as Vice Chairman of Willis Group Holdings, Inc., an insurance brokerage and financial services company, which he joined on August 6, 2003. Prior to that time he served as the President of Near North National Group, an insurance brokerage and financial services company, a position which he had held for more than five years. Mr. Bartholomay also serves as the Chairman Emeritus and Chairman of the Executive Committee of the Atlanta Braves baseball team and as a director of both WMS Industries Inc., a gaming manufacturer, and Midway Games Inc., a publisher of entertainment software.

James C. Boland	2004	64	Director since March 2004. Mr. Boland was President and CEO of the Cleveland Cavaliers and the Gund Arena Company from 1998 to 2002 and has served as the Vice Chairman from 2003 to the present. Mr. Boland is also a 34-year veteran of Ernst & Young, where he served in numerous capacities, including vice chairman and regional managing partner. He is currently a member of the boards of Invacare Corporation, The Sherwin-Williams Company and Goodyear Tire & Rubber Company.

Independence of Directors

      To assist it in making its independence determinations, the Board has adopted categorical standards to identify relationships that are deemed to impair a director’s independence. If none of the relationships enumerated in the categorical standards are present, a director will be deemed to be independent. These categorical standards are attached as an annex to our Guidelines on Significant Corporate Governance Issues, a copy of which will be posted on our website at www.intlsteel.com. These categorical standards, which are consistent with the general requirements of independence under the New York Stock Exchange (“NYSE”) rules, provide as follows:

1.	A director who is an employee, or whose immediate family member is an executive officer, of ISG or any of its controlled affiliates is not independent until three years after the end of such employment relationship.

2.	A director who receives, or whose immediate family member receives, more than $100,000 per year in direct compensation from ISG, other than the normal compensation and benefits for service as a director (provided such compensation is not contingent in any way on continued service), is not independent until three years after he or she ceases to receive more than $100,000 in such compensation. Compensation received by an immediate family member for service as a non-executive employee of ISG need not be considered in determining independence under this test.

3.	A director who is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of ISG is not independent until three years after the end of either the affiliation or the auditing relationship.

4.	A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of ISG’s present executives serves on that company’s compensation committee is not independent until three years after the end of such service or employment relationship.

5.	A director who is an executive officer or an employee, or whose immediate family member is an executive officer, of another company that makes payments to, or receives payments from, ISG for property or services in an amount which in any single fiscal year exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues, is not independent until three years after falling below such threshold.

6.	A director who serves as an executive officer of a charitable organization that receives contributions from ISG in any single fiscal year in excess of the greater of $1 million or 2% of such charitable organization’s consolidated gross revenues is not independent until three years after falling below such threshold.

7.	A director who has any other material ongoing relationship with ISG will not be considered independent for as long as such relationship is ongoing.

      The Board has determined that Messrs. Araskog, Bartholomay, Boland and Powers all qualify as independent under these categorical standards of independence and under the rules of the New York Stock Exchange.

      The non-management directors will meet in regularly scheduled executive sessions, outside of the presence of management. The Board has selected Mr. Ross to preside at these executive sessions. The independent directors will also meet alone as a group on at least an annual basis.

Agreements Regarding Board Representation

      Under our collective bargaining agreement with the United Steelworkers of America, or “USWA,” the USWA has the right to nominate one individual to serve as a member of our Board. The individual must be acceptable to the Chairman of the Board, which acceptance may not be unreasonably withheld. If the size of the Board increases to more than 14 members, the USWA has the right to nominate one additional director. Any nominated individual who is elected as a director will be subject to all fiduciary responsibilities to us and our stockholders. No current member of the Board is a nominee of the USWA.

      Under the terms of the employment agreement that we have entered into with Rodney B. Mott, our Chief Executive, Mr. Mott has the right to terminate his employment agreement for “good reason” if he is not elected to the Board. As described in more detail under Compensation — Employment Agreements on page 15, below, termination of the agreement by Mr. Mott for “good reason” would result in an obligation of ISG to make certain severance payments to Mr. Mott.

Meetings of the Board of Directors

      The Board met five times during 2003. All of the directors of ISG during 2003 attended at least seventy-five percent of the total meetings held by the Board and the committees of which they were members.

Committees of the Board of Directors

      Our Board currently has standing Audit, Compensation, and Nominating and Corporate Governance Committees.

Audit Committee

      Our Audit Committee currently consists of Messrs. Araskog, Bartholomay and Boland (Chairman). The Board has determined that all members of the Audit Committee satisfy ISG’s categorical standards of independence as well as the applicable independence requirements for Audit Committee members under NYSE listing standards and federal securities laws, and that all members of the Audit Committee are financially literate as required by the NYSE listing standards. The Board has also determined that Messrs. Araskog and Boland are “audit committee financial experts” as defined by the SEC and that each has accounting or related financial management expertise as required by the NYSE listing standards. For more information on the relevant work experience of Messrs. Araskog and Boland supporting this determination, see the biographical information presented under “Principal Occupation and Directorships” in the director profiles above. Mr. Boland currently serves on the audit committees of three other public companies. The Board has determined, after considering Mr. Boland’s extensive experience in accounting and service on public company audit committees, and taking into account Mr. Boland’s other work commitments, that his service on these other audit committees does not undermine his ability to serve on our Audit Committee.

      The duties of the Audit Committee include, among other things, the following:

•	Review and discuss the auditor’s quality control, the independence of the auditors, and the conduct of the audit;

•	Set our hiring policies for employees or former employees of the independent auditors;

•	Review and discuss our financial statements, disclosures, and earnings press releases;

•	Review and discuss internal audit plans, internal audit reports, and the systems of internal accounting controls;

•	Meet with the independent auditors to discuss the audit results and the recommendations of the independent auditors;

•	Discuss risk management policies; and

•	Evaluate conformity by us with legal requirements and the company’s code of ethics, establish “whistleblower” procedures, and discuss with legal counsel any material legal matters regarding financial statements or compliance policies.

      The committee also has the sole authority to appoint, retain, terminate, and compensate our independent auditors, and to approve all fees and non-audit engagements. The duties and functions of the Audit Committee are discussed in more detail in its charter, which is attached as Annex A to this proxy statement. The Audit Committee met once in 2003.

Compensation Committee

      Our Compensation Committee currently consists of Messrs. Araskog, Bartholomay (Chairman) and Powers. The Compensation Committee reviews, approves and makes recommendations to the Board concerning our compensation practices, policies and procedures for our executive officers. The Compensation Committee’s duties also include, among other things, establishing executive compensation policies and programs, reviewing and approving executive officer compensation, recommending incentive compensation plans and equity-based plans, administering compensation plans, overseeing regulatory compliance with respect to compensation matters, reviewing employment and severance agreements with our executive officers, and reviewing director compensation. The Compensation Committee had three meetings in 2003.

Nominating and Corporate Governance Committee

      Our Nominating and Corporate Governance Committee currently consists of Messrs. Araskog (Chairman), Bartholomay and Powers. The duties of the Nominating and Corporate Governance Committee include, among other things, identifying individuals qualified to become members of our Board, recommending candidates to fill vacancies and newly-created positions on our Board, recommending whether incumbent directors should be nominated for re-election to our Board, and developing and recommending corporate governance principles applicable to our Board and our employees. The duties and functions of the Nominating and Corporate Governance Committee are discussed in more detail in its charter, which is attached as Annex B to this proxy statement. The Nominating and Corporate Governance Committee did not meet in 2003.

Consideration of Director Nominees

      The Nominating and Corporate Governance Committee will consider director recommendations from stockholders that are properly submitted. This does not necessarily mean, however, that any person recommended by a stockholder will be nominated by the Nominating and Corporate Governance Committee. The procedures for a stockholder to recommend a candidate for nomination as a director of ISG, and a summary of the guidelines utilized by the Nominating and Corporate Governance Committee to evaluate recommended candidates, can be obtained on our website.

      Our Bylaws also permit stockholders to nominate directors for consideration at an annual stockholders meeting. For a description of the process for nominating directors in accordance with our Bylaws, please refer to Stockholder Proposals for the 2005 Annual Meeting on page 22.

Director Qualifications

      ISG’s Guidelines on Significant Corporate Governance Issues contain Board membership criteria that apply to assessments by the Nominating and Corporate Governance Committee of potential nominees for a position on the Board. These guidelines provide that these assessments should include factors such as judgment, skill, diversity, integrity, experience with businesses and other organizations of comparable size, the interplay of the candidate’s experience with the experience of other Board members, and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board. The Nominating and Corporate Governance Committee is responsible for reviewing with the Board, at least annually, the appropriate skills and experience required of Board members.

Identifying and Evaluating Nominees for Directors

      The Nominating and Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Nominating and Corporate Governance Committee periodically considers the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating and Corporate Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Nominating and Corporate Governance Committee through current Board members, professional search firms, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Nominating and Corporate Governance Committee, and may be considered at any point during the year. As described above, the Nominating and Corporate Governance Committee considers properly submitted stockholder recommendations for candidates for the Board. Following verification of the stockholder status of persons recommending candidates, recommendations are aggregated and considered by the Nominating and Corporate Governance Committee at a regularly scheduled meeting, which is generally the first or second meeting prior to the issuance of the proxy statement for ISG’s annual meeting. If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials are also forwarded to the Nominating and Corporate Governance Committee for its consideration. In evaluating all relevant materials, the Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board.

Communications With The Board; Board Member Attendance At Annual Meeting

      Interested parties, including stockholders, may communicate with the Board by sending a written communication addressed to:

           Board of Directors — Stockholder Communication

          Attention: Investor Relations
          International Steel Group Inc.
          3250 Interstate Drive
          Richfield, Ohio 44286

      Communications that are intended specifically for any individual director, including the director presiding over the meeting of non-management directors (currently Mr. Ross), should clearly state the name of the individual director that is the intended recipient of the communication, which will be forwarded to the designated person. We reserve the right not to forward materials that are clearly of a marketing or otherwise extraneous nature.

      This is ISG’s first annual meeting of the stockholders since the completion of its initial public offering. Although ISG does not have a formal policy regarding attendance by members of the Board at annual meetings of stockholders, it encourages the members of its Board to attend.

Compensation

Board Compensation

      We pay our non-employee directors an annual retainer of $50,000 per year. Each non-employee director is also paid $15,000 per year for each standing committee of the Board of which he is chairman, $10,000 per year for each standing committee of the Board of which he is a member but not chairman, and $2,000 for each meeting of the Board or of any standing Board committee of which he is a member that he attends (provided that only a single $2,000 fee is paid for attendance at meetings all held on the same date). Each director of ISG is also reimbursed by ISG for out-of-pocket expenses incurred in attending Board and Board committee meetings.

Summary Compensation Table

      Annual compensation paid to ISG’s named executive officers consists of salary and cash bonus awards. Unless otherwise indicated, the following table sets forth the cash compensation, as well as other compensation paid or accrued by ISG, since its inception, to its chief executive officer and each of the next four most highly compensated executive officers, serving as such as of December 31, 2003.

			Annual			Long-Term Compensation
			Compensation			Awards

						Securities
				Other		Underlying	All Other
Name and Principal Position(s)	Year	Salary	Bonus	Annual Comp		Options(1)	Compensation

Rodney B. Mott(3)	2003	$533,000	$500,000	—		115,840	—
President and Chief Executive Officer	2002	$333,333	$632,867	$52,836	(2)	2,968,400	$962,481 (9)

V. John Goodwin(4)	2003	$291,667	$175,000	$24,399	(2)	144,800	—
Chief Operating Officer

Leonard M. Anthony(5)	2003	$200,000	$135,000	$20,163	(2)	144,800	—
Chief Financial Officer

Jerome V. Nelson(6)	2003	$226,000	$150,000	$121,255	(2)	72,400	—
Vice President — Sales and Marketing	2002	$165,000	$313,269	$77,487	(2)	557,480	—

John C. Mang III(7)	2003	$237,334	$150,000	$111,236	(2)	36,200	—
Vice President — General Manager — ISG	2002	$150,000	$284,790	—		296,840	—
Burns Harbor

Gordon C. Spelich(8)	2003	$212,000	$150,000	—		54,300	—
Vice President — Business Development	2002	$150,000	$284,790	$80,309	(2)	742,100	—

(1)	Gives effect to the stock split that was effective as of November 26, 2003. Stock options granted vest in equal increments over four years.

(2)	Represents gross up payment made with respect to taxable relocation benefits.

(3)	Mr. Mott’s employment with ISG commenced in April 2002.

(4)	Mr. Goodwin’s employment with ISG commenced in March 2003. Mr. Goodwin’s annual salary rate for 2003 was $350,000.

(5)	Mr. Anthony’s employment with ISG commenced in May 2003. Had Mr. Anthony’s employment with us commenced on January 1, 2003, he would have been ISG’s third most highly compensated officer. Mr. Anthony’s annual salary rate for 2003 was $300,000.

(6)	Mr. Nelson’s employment with ISG commenced in April 2002.

(7)	Mr. Mang’s employment with ISG commenced in April 2002.

(8)	Mr. Spelich’s employment with ISG commenced in April 2002.

(9)	Represents a one-time special bonus of $962,481.

Stock Option Grants During the Fiscal Year

      The following table sets forth information regarding options we granted during the fiscal year ended December 31, 2003 to the named executive officers.

Option/ SARs Grants in Last Fiscal Year(1)

			Individual Grant
					Potential Realizable Value
	Number of	Percent of Total			at Assumed Annual Rates
	Securities	Options Granted to			of Stock Price Appreciation
	Underlying	Employees During the	Exercise		for Option Term(4)
	Options	Fiscal Year Ended	Price	Expiration
Name	Granted(2)	December 31, 2003(3)	($/Share)	Date	5%	10%

Rodney B. Mott	115,840	11.14%	$25.55	July 1, 2009	$1,006,683	$2,283,821

V. John Goodwin	144,800	13.94%	$25.55	July 1, 2009	$1,258,354	$2,854,776

Leonard M. Anthony	144,800	13.94%	$25.55	July 1, 2009	$1,258,354	$2,854,776

Jerome V. Nelson	72,400	6.97%	$25.55	July 1, 2009	$629,176	$1,427,388

John C. Mang III	36,200	3.48%	$25.55	July 1, 2009	$314,588	$713,694

Gordon C. Spelich	54,300	5.23%	$25.55	July 1, 2009	$471,883	$1,070,541

(1)	Gives effect to the stock split that was effective as of November 26, 2003.

(2)	Consists of options to acquire common stock, each of which was granted on July 1, 2003 and which options vest over four years, with one quarter of the award vesting on each of the first, second, third and fourth anniversaries of the grant date.

(3)	The percentage of total options granted is based on an aggregate of 1,038,940 options granted by us during fiscal year December 31, 2003 to our employees.

(4)	There is no assurance provided to any executive officer or any other holder of company securities that the actual stock price appreciation over the option term will be at the assumed 5% or 10% annual rate of compound stock price appreciation or at any other defined level. Unless the market price of the common stock appreciates over the option term, no value will be realized from the option grants made to the executive officers.

Option Exercises and Year-End Values

      The following table sets forth information with respect to exercises of options during 2003 by the executive officers named in the Summary Compensation Table and the values of unexercised options held by them as of December 31, 2003.

Aggregated Option Exercises in 2003 and Year-End Option Values

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money Options
	Shares		Options at Year-End (#)		at Year-End
	Acquired on	Value
Name	Exercise (#)	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Rodney B. Mott	36,200	$399,922(1)	1,448,000	1,636,240	$52,399,600	$55,261,588

V. John Goodwin	—	—	—	144,800	0	$1,939,960

Leonard M. Anthony	—	—	—	144,800	0	$1,939,960

Jerome V. Nelson	—	—	139,370	490,510	$5,043,462	$16,100,365

John C. Mang III	36,200	$399,922(1)	38,010	258,830	$1,375,490	$8,541,429

Gordon C. Spelich	—	—	185,525	610,875	$6,713,699	$20,868,581

(1)	Messrs. Mang and Mott each exercised options to purchase 36,200 shares of ISG’s common stock on September 10, 2003 and September 15, 2003, respectively. The value realized is the product of (A) the difference between the fair market value of the stock on the date of exercise minus the exercise price multiplied by (B) the number of options exercised. The exercise price of the options exercised by each of Messrs. Mang and Mott was approximately $2.76 per share. There was no market in the Company’s stock on either of these dates; for the purposes of this calculation, ISG has assumed that the fair value of its stock on both September 10, 2003 and September 15, 2003 was approximately $13.81 per share.

Equity Compensation Plan Information

      The information in the table below is presented as of December 31, 2003.

Number of securities
remaining available for
future issuance under
	Number of securities to	Weighted-average	equity compensation
	be issued upon exercise	exercise price of	plans (excluding
	of outstanding options,	outstanding options,	securities reflected in
Plan Category	warrants and rights(1)(a)	warrants and rights	column (a))(2)

Equity compensation plans approved by security holders	7,373,940	$5.97	1,867,920

Equity compensation plans not approved by security holders	—	—	—
Total	7,373,940	$5.97	1,867,920

(1)	Represents outstanding options under the 2002 Stock Option Plan, which was approved by our stockholders on April 12, 2002. In general, the options vest 25% each year commencing on the first anniversary of the grant date.

(2)	Includes 760,200 shares available for issuance under the 2002 Stock Option Plan. This total also includes 1,107,720 shares that are available under the ISG Officer Cash and Stock Bonus Plan, which was approved by our stockholders on April 12, 2002. This plan provides that any shares to be issued thereunder must be purchased by ISG in the open market. No stock awards have been made under this plan.

Employment Agreements

      We have entered into employment agreements with Messrs. Anthony, Goodwin, Mott and Nelson, or the “Executives”. The agreements for Messrs. Anthony, Goodwin and Nelson have an initial term that expires on December 31, 2005 and, following the initial term, will automatically be extended by one year on each December 31 unless either party to the agreement provides notice of the intent not to renew the agreement by September 30 of such year. Mr. Mott’s agreement has an initial term that expires on December 31, 2006, and will also be automatically extended by one year on each December 31 unless either party to the agreement provides notice of the intent not to renew the agreement by September 30 of such year.

      The agreements provide for an annual base salary of $600,000 for Mr. Mott, $350,000 for Mr. Goodwin, $300,000 for Mr. Anthony, and $242,000 for Mr. Nelson. In addition to base salary, the agreements also provide that the Executives will (a) receive an annual bonus in accordance with ISG’s Officer Cash and Stock and Bonus Plan, (b) be eligible to participate in our 401(k) plan, (c) be entitled to participate in our disability program, (d) be eligible to participate in such hospitalization, life insurance, and other employee benefit plans and programs, if any, as may be adopted by us from time to time and (e) be eligible to receive awards under any stock option plan as in effect from time to time. Mr. Mott’s agreement also provides that he is entitled to receive executive life insurance in the amount of $1,000,000, and indemnification from ISG in respect of claims brought against Mr. Mott by former employers subject to certain conditions.

      The agreements will automatically terminate upon the Executives’ death, disability or retirement. We may terminate the agreements and the Executives’ employment (i) without “cause” (as described in the Executive’s agreement) upon 90 days prior written notice and (ii) immediately for “cause.” The Executives may terminate the agreements and their employment with us with 90 days’ written notice to us.

      Upon termination of employment (a) by reason of death, disability or by ISG for “cause,” (b) by the Executive other than for “good reason” (as defined in the Executive’s agreement) or (c) upon the expiration of the agreement, each Executive will be entitled only to the base salary to which the Executive was entitled through the date of termination, any accrued and unpaid bonus compensation (calculated on a pro rata basis) due to the Executive with respect to the calendar year prior to and the calendar year in which the date of termination occurs, and such other benefits as may be available through our other benefit plans and policies.

      In the case of a termination of employment by us without “cause” or by the Executive for “good reason,” the Executive is entitled to a severance payment equal to two times his usual base salary and bonus compensation (using the average bonus over the past three years or if he was employed for less than three years, such shorter period), or three times his usual base salary and bonus in the case of Mr. Mott. The Executive is also entitled to health care and major medical coverage for two years, in the case of Messrs. Anthony, Goodwin, and Nelson, or for three years, in the case of Mr. Mott, following termination. We have also agreed to make a “gross-up” payment to Mr. Mott in the event that payments made under his agreement trigger excise taxes imposed under Section 4999 of the Internal Revenue Code.

      Upon any termination of an Executive’s employment, in the case of Messrs. Nelson and Mott, for any reason, and in the case of Messrs. Anthony and Goodwin, for any reason other than “cause,” or by any Executive for “good reason”, any stock options granted to the Executive prior to the termination date will automatically vest and be exercisable. Notwithstanding the preceding sentence, however, if Messrs. Mott or Nelson’s employment is terminated by us for “cause” arising out of the commission by Messrs. Mott or Nelson of certain crimes or an uncured breach by Messrs. Mott or Nelson of his obligations under his employment agreement, only those stock options granted to Messrs. Mott or Nelson, as the case may be, on April 12, 2002 will immediately vest and be exercisable. If an Executive terminates his employment without “good reason,” only those options that have vested on the date of termination will be exercisable.

      Payments made to any Executive upon a termination by us without “cause” or by the Executive for “good reason” are conditioned on the execution of a mutual release of any claims arising out of the Executive’s employment. The agreements also include non-competition, non-solicitation and confidentiality obligations on the part of the Executives.

Compensation Committee Interlocks and Insider Participation

      The following people served on our Compensation Committee during various points in 2003: William Bartholomay, John S. Brinzo, Raymond P. Park, and Wilbur L. Ross, Jr. None of these people has ever been an officer or employee of ours or any of our subsidiaries. None of our executive officers serve or have served as a member of the board of directors, compensation committee or other board committee performing equivalent functions of any entity that has one or more executive officers serving as one of our directors or on our Compensation Committee.

      Our Compensation Committee has met and discussed matters relating to the compensation of our key officers. Mr. Ross, a former Compensation Committee member, currently serves as Chairman and Chief Executive Officer of WLR, which manages two funds, WLR Recovery Fund L.P. and WLR Recovery Fund II, L.P., and which beneficially owned approximately 32.8% of our common stock. These two funds distributed an amount of our shares equal to approximately 25.7% of our common stock to their unaffiliated limited partners and an amount equal to 5.1% of our common stock to WLR, Mr. Ross or entities affiliated with them, though the funds will continue to have voting power over all of the shares until June 9, 2004. Without including those shares distributed to entities not affiliated with WLR or Mr. Ross, Mr. Ross beneficially owned 6,936,788, or 7.1%, of our currently outstanding shares as of March 31, 2004. WLR acted as our financial advisor in connection with our formation and certain subsequent asset acquisitions, including our acquisition of certain assets of Bethlehem. During 2003, we paid WLR a total of $5.9 million for rendering services to us in its capacity as our financial advisor and for out-of-pocket expenses. Mr. Brinzo, a former director and Compensation Committee member, currently serves as the chairman and chief executive officer of Cleveland-Cliffs Inc, which supplies iron ore pellets to us under a long-term supply agreement. Mr. Park, also a former director and Compensation Committee member, is the Chairman of the Park Corporation, from whom we purchase mill rolls and to whom we sell steel ingots. For a more detailed description of these matters, see Related Party Transactions on page 20.

Compensation Committee Report on Executive Compensation

      This Compensation Committee Report on Executive Compensation shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any other ISG filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that ISG specifically incorporates this report by reference therein, and shall not otherwise be deemed filed under those Acts.

      The Compensation Committee of the Board (the “Committee”) is responsible for, among other things, establishing and administering an executive compensation program for ISG, determining the compensation of the Chief Executive Officer of ISG and for all other executive officers of ISG, including those listed in the Summary Compensation Table. During 2003, the Committee met three times and was composed of William J. Bartholomay, Wilbur L. Ross, Jr., John S. Brinzo, who is no longer a director of ISG, and Raymond P. Park, who is no longer a director of ISG. Messrs. Ross, Brinzo and Park all stepped down from the Committee prior to our initial public offering in December 2003.

Compensation Philosophy

      The Committee, with the assistance of independent consultants to the extent requested by the Committee, establishes total pay targets for ISG’s executives based on the competitive marketplace for comparable jobs. Individual salaries are determined by evaluating the executive’s experience, level and scope of responsibility and individual performance. Using these total pay targets, the Committee determines the appropriate competitive mix of compensation that will motivate the executives to achieve the Company’s performance and strategic objectives. It is the goal of the Committee to set base compensation of ISG’s senior management at a level that is competitive with the base compensation received by similarly situated executives at comparable companies. In setting the levels of annual bonus compensation payable to ISG’s executives the Committee looks to the same basic principles that apply to all of ISG’s employees: the sizes of the bonus amounts are directly related to the extent that ISG’s financial performance for the subject period exceeds a base threshold level of performance that provides a specified level of return for ISG’s stockholders and meets capital retention goals. Bonus compensation for senior management is calculated only after first taking into account payments to be made pursuant to the profit-sharing arrangements between ISG and its organized workforce. Longer-term incentives are created through the grant of stock options, which vest over longer periods of time and the benefits from which are driven directly by appreciation in ISG’s stock price. The Committee regularly monitors ISG’s compensation program, keeping in mind ISG’s strategic goals and these compensation principles as well as industry practices and trends.

Elements of the Compensation Package

Base Salary

      The Committee aims to set an executive officer’s base annual salary at a level that is competitive with the base salary offered by comparable companies to similarly situated executives. During 2003, the Committee granted salary increases to its executive officers, where appropriate, based on each individual’s performance and an assessment of whether their current salary was competitive relative to similarly situated executives at comparable companies.

Annual Bonus

      The executive officers are eligible to earn cash and stock awards under the ISG Officer Cash and Stock Bonus Plan (the “Bonus Plan”). The Bonus Plan is designed to motivate these executives and other key employees with awards based upon achievement of financial goals. Under the Bonus Plan, each participant is entitled to a specified percentage of a bonus pool. The total amount of the pool is determined by a formula based on ISG’s adjusted post-tax income and capital for each fiscal year. The percentage that a participant is entitled to receive is based upon the participant’s salary in relation to all participants’ salaries. A portion of the bonus must be paid in cash and such portion is limited to two times a participant’s base salary. If the amount of the bonus pool exceeds the cash bonuses described in the preceding sentence, the excess will be distributed to participants in restricted stock (or, if so determined by the Committee, in cash). This portion of the bonus cannot exceed each participant’s base salary. Any restricted stock granted under the plan will vest in cumulative installments of 1/3 of the restricted stock on each anniversary of the initial issuance date, provided that no less than six months prior to the date upon which the restricted stock is scheduled to vest, a participant may direct that such restricted stock shall vest at a later date. The Committee believes that the direct linkage between ISG’s annual financial performance and the size of the bonus pool available under the plan serves to create an appropriate incentive for the plan participants, including ISG’s executive officers, to maximize ISG’s financial performance on an annual basis.

Stock-Based Compensation

      Longer-term incentives are provided to executives through the granting of stock options pursuant to ISG’s 2002 Stock Option Plan. ISG’s stock-based compensation has been designed to reward only long-term appreciation in the value of ISG’s stock. All of the options granted to executives in 2003 vest in equal increments over a period of four years and were issued at an exercise price equal to the then-current fair market value of ISG’s common stock. ISG’s stock option plan and awards granted thereunder are designed to encourage the creation of long-term value for ISG’s stockholders, and promote employee recruitment, retention, and equity ownership.

Compensation of Chief Executive Officer

      The Committee’s compensation philosophy with respect to the compensation of its Chief Executive Officer, Rodney B. Mott, is the same as its compensation philosophy for all of ISG’s executive officers: to provide a level of base salary that is competitive with the base salary offered to similarly situated executives at comparable companies, to provide bonus opportunities that are dependent on the company’s performance (relating to profitability and capital retention) exceeding a specified threshold, and to provide long-term incentives that reward only long-term appreciation in the value of ISG’s stock.

      ISG has a unique heritage among its competitors in the steel industry: it was formed only two years ago and has grown extremely quickly through a succession of asset acquisitions. This heritage has given rise to unique challenges for Mr. Mott and ISG’s management to address, including starting up long-idled assets, resolving the capital and organizational difficulties typically faced by young companies, instilling the ISG philosophy throughout the company’s rapidly growing workforce, and quickly integrating large disparate sets of assets over wide geographies. The features of Mr. Mott’s compensation package, which emphasizes a high level of variable and stock-based compensation, reflect the entrepreneurial nature of ISG. The Committee believes, moreover, that preserving the entrepreneurial culture of ISG, even as it grows to be one of the world’s largest integrated steel companies, provides the best incentive for ISG’s executives, including its Chief Executive Officer, to maximize profitability and stockholder value.

      Under Mr. Mott’s leadership, during 2003 ISG accomplished its strategic objectives, including the negotiation, consummation, and partial integration of the assets of Bethlehem, an acquisition which more than doubled the size of ISG. Mr. Mott’s base salary at the beginning of 2003 was $400,000 per year, and this amount was increased mid-year to $600,000 per year. The Committee believes that this increase is appropriate in light of Mr. Mott’s accomplishments in 2003. In 2003 Mr. Mott was also paid $500,000 as a special bonus in recognition of the key role that Mr. Mott played in the consummation of the acquisition of the assets of Bethlehem and the exceptional service that he rendered to ISG in connection with the transaction. Mr. Mott also received a grant of 115,840 options on July 1, 2003, at $25.55 per share. The options vest over four years, with one quarter of the award vesting on each of the first, second, third and fourth anniversaries of the grant date.

Internal Revenue Code Section 162(m)

      Section 162(m) places a limit of $1 million on the deductibility of compensation ISG pays to its Chief Executive Officer and certain other executive officers during each year unless the compensation qualifies as “performance-based compensation.” The Committee intends to continue to consider the deductibility of compensation as a factor in assessing whether a particular arrangement is appropriate given the goals of maintaining a competitive executive compensation system generally, motivating executives to achieve corporate performance objectives and increasing shareholder value.

      This report is submitted on behalf of the Committee:

William J. Bartholomay, Chairman*

*	Messrs. Araskog and Powers became members of our Compensation Committee on March 12, 2004, prior to which time Mr. Bartholomay was the only member of the committee. Since Messrs. Araskog and Powers were not members of the Compensation Committee at any point during the 2003 fiscal year, their names are not included in this report.

Report of the Audit Committee

      The Audit Committee, in accordance with its written charter, assists the Board in fulfilling its responsibility for monitoring the integrity of the accounting, auditing and financial reporting practices of ISG. Management is responsible for the financial reporting process, including the system of internal controls and disclosure controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States (“GAAP”). The independent auditors are responsible for auditing these financial statements and expressing an opinion as to their conformity to GAAP. The Audit Committee’s responsibility is to monitor and review these processes, acting in an oversight capacity. The Audit Committee does not certify the financial statements or guarantee the independent auditor’s report.

      The Committee has recently been informed by management that ISG has material weaknesses with respect to its internal controls over financial reporting, which weaknesses are described in more detail in the Current Report on Form 8-K filed by ISG on April 2, 2004. The Committee is overseeing and monitoring management’s continuing efforts to identify and remedy these weaknesses.

      The Audit Committee relies, without independent verification, on the information provided to it, the representations made by management and the independent auditors and the report of the independent auditors. The Audit Committee has reviewed and discussed the audited financial statements of ISG for the fiscal year ended December 31, 2003 with ISG’s management and has discussed with KPMG LLP (“KPMG”), ISG’s independent auditors, the matters required to be discussed by Statement on Auditing Standards Standard No. 61, Communication with Audit Committees. In addition, KPMG has provided the Audit Committee with, and the Audit Committee has reviewed, the written disclosures and the letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and the Audit Committee has discussed with KPMG their independence.

      Based on the foregoing reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in ISG’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, to be filed with the SEC.

Members of the Audit Committee

William J. Bartholomay*

*	Messrs. Araskog and Boland became members of our Audit Committee on March 12, 2004, prior to which time Mr. Bartholomay was the only member of the committee. Since Messrs. Araskog and Boland were not members of the Audit Committee prior to March 11, 2004, the date on which ISG filed its Annual Report on Form 10-K, their names are not included in this report.

Code of Business Conduct and Ethics

      All of our employees, including our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, and other executive officers, are required to comply with our Code of Business Conduct and Ethics. The purpose of these corporate policies is to ensure to the greatest possible extent that our business is conducted in a consistently legal and ethical manner, and the Audit Committee has oversight responsibility with respect to compliance. The text of our Code of Business Conduct and Ethics will be available on our website at www.intlsteel.com. We will also post on our web site any amendment to, or waiver from, a provision of our policies as required by law.

Related Party Transactions

      Wilbur L. Ross, Jr., the Chairman of our board of directors and a director of the company, is the chairman and chief executive officer of WLR, which manages two funds, WLR Recovery Fund L.P. and WLR Recovery Fund II, L.P., that beneficially owned approximately 32.9% of our common stock. These two funds distributed an amount of our shares equal to approximately 25.7% of our common stock to their unaffiliated limited partners and an amount equal to 5.1% of our common stock to WLR, Mr. Ross or entities affiliated with them, though the funds will continue to have voting power over all of the shares until June 9, 2004. Without including those shares distributed to entities not affiliated with WLR or Mr. Ross, Mr. Ross beneficially owned 6,936,788, or 7.1%, of our currently outstanding shares as of March 31, 2004. WLR receives no other compensation from us other than ongoing actual out-of-pocket expenses and certain fees for serving as our financial advisor. WLR acted as our financial advisor in connection with our formation and the acquisition of the Bethlehem assets. We paid WLR a total of $5.9 million in respect of services rendered to us in 2003 in its capacity as our financial advisor and for out-of-pocket expenses.

      We believe that all of the transactions in which we have engaged with WLR were on terms at least as favorable to us as we would have expected to receive in comparable transactions with unrelated third parties.

      Cleveland-Cliffs Inc. is a beneficial owner of 5.7% of our common stock as of December 31, 2003 and the Chairman and Chief Executive Officer was a director of ISG from ISG’s inception until February 2004. The Company has a 15-year supply agreement with Cleveland-Cliffs to purchase all of its iron ore pellet requirements for use in certain of our blast furnaces at prices that are adjusted annually for changes in certain price indices and selling prices for certain steel products. The supply agreement can be extended beyond the initial term with the consent of both parties or can be terminated at the end of the initial term with a two-year advance termination notice. During the year ended December 31, 2003 and for the period ended December 31, 2002, we purchased iron ore pellets for $236.1 million and $119.7 million, respectively, under this agreement. In connection with our acquisition of certain assets of Bethlehem Steel Corporation, we assumed an agreement to sell iron ore pellets to Cleveland-Cliffs that resulted in sales of approximately $20.7 million since the date of acquisition. John S. Brinzo, the chairman and chief executive officer of Cleveland-Cliffs Inc, was a director of ISG from our inception until February 2004.

      Georgia Financial LLC, a significant stockholder of ISG, provides mill rolls to us through its affiliate, Park Corporation. Georgia Financial, LLC beneficially owned 9.0% of ISG’s common stock as of December 31, 2003. The Park Corporation provided $6.4 million of supplies and services to ISG during 2003. Under the Bethlehem acquisition, we assumed an agreement that resulted in approximately $6.9 million of ingot sales to Park Corporation between the date of acquisition and December 31, 2003. All transactions with the Park Corporation were at market prices. Raymond P. Park, the chairman of Park Corporation, was also a director of ISG until May 2003.

      At December 31, 2003, we had a $4.6 million account receivable from Cleveland-Cliffs, a $1.3 million account receivable from Park Corporation, and a $4.0 million account payable to Park Corporation.

Involvement in Certain Legal Proceedings

      ISG has grown by acquiring out of bankruptcy the steelmaking assets of, among others, the LTV Steel Company Inc., or “LTV”, and Bethlehem. On December 29, 2000, LTV and substantially all of its domestic subsidiaries filed separate petitions for reorganization under Chapter 11 of the Code in bankruptcy court, and on October 15, 2001, Bethlehem and 22 of its subsidiaries filed separate petitions for reorganization under Chapter 11 of the Code in bankruptcy court. Many of our employees, including some of our officers, were formerly employed by LTV or Bethlehem at or shortly prior to the time those companies filed for bankruptcy. Executive officers of ISG who served as executive officers of LTV or Bethlehem include Leonard Anthony, our Chief Financial Officer; Lonnie Arnett, our Vice President — Chief Accounting Officer and Controller; William A. Brake, Jr., our Vice President — General Manager — ISG Cleveland, and John Mang, our Vice President — General Manager — ISG Burns Harbor.

Section 16(a) Beneficial Ownership Reporting Compliance

      Based solely on a review of reports of ownership, reports of changes of ownership and written representations under Section 16(a) of the Securities Exchange Act of 1934 which were furnished to ISG during or with respect to 2003 by persons who were, at any time after December 11, 2003 (the date on which ISG first had a class of securities registered under the Securities Act of 1933), directors or officers of ISG or beneficial owners of more than 10% of the outstanding shares of common stock, no such person failed to file on a timely basis any report required by such section during 2003.

PROPOSAL TO RATIFY THE APPOINTMENT OF THE INDEPENDENT CERTIFIED ACCOUNTANTS OF ISG FOR THE FISCAL YEAR ENDING DECEMBER 31, 2004

(PROPOSAL 2)

What are we asking you to approve?

      KPMG LLP, who served as auditors for the year ended December 31, 2003, has been selected by the Board, upon recommendation of the Audit Committee, to audit the consolidated financial statements of ISG for the year ending December 31, 2004. We are asking you to ratify this engagement. It is expected that one or more representatives of KPMG LLP will attend the annual meeting, with the opportunity to make a statement if they should so desire and will be available to respond to appropriate questions.

What does the Board of Directors recommend with respect to Proposal 2?

      The Board recommends a vote FOR the ratification of the appointment of the independent certified accountants.

What vote is required for this proposal?

      The affirmative vote of the holders of a majority of our outstanding stock present in person or represented by proxy, entitled to vote and actually voted on this Proposal 2 is required to approve this Proposal 2. Under ISG’s Bylaws, in determining whether this Proposal 2 has received the requisite number of affirmative votes, abstentions and broker non-votes will not be counted for purposes of determining whether this proposal has received the requisite votes.

Accounting Fees and Services

Fees

      Fees paid to KPMG for services rendered during the years ended December 31, 2003 and 2002 were as follows:

	2003	2002

Audit Fees (1)	$3,483,000	$815,000

Audit-Related Fees (2)	786,000	—

Tax Fees (3)	1,453,000	58,000

All Other Fees (4)	394,000	89,000

Total	$6,116,000	$962,000

(1)	Audit fees include fees for the audit of our annual consolidated financial statements for the years ended December 31, 2003 and 2002 and the limited reviews of the unaudited condensed consolidated interim financial statements included in the Prospectus utilized by us in connection with our initial public offering.

(2)	Audit-related fees include assurance and related services primarily consisting of reviews of the information included in the Prospectus utilized by us in connection with our initial public offering.

(3)	Tax fees are for tax services rendered consisting of services relating to tax compliance, tax advice and tax planning.

(4)	All other fees for services rendered primarily consisted of documentation relating to Sarbanes-Oxley compliance, certain agreed upon procedures and advisory services related to labor negotiations.

Audit Committee Pre-Approval Procedures

      The Audit Committee did not have a pre-approval procedure prior to the initial public offering of ISG’s common stock in December 2003 and therefore did not pre-approve the services provided in 2002 and 2003. Subsequent to that time, the Audit Committee adopted a policy for the pre-approval of audit and permitted non-audit services by ISG’s external auditor. The Audit Committee will consider annually and, if appropriate, approve the provision of audit services by ISG’s external auditor and consider and, if appropriate, pre-approve the provision of certain defined audit and non-audit services. The Audit Committee will also consider on a case-by-case basis and, if appropriate, approve, specific engagements that are not otherwise pre-approved.

      Any proposed engagement that does not fit within the definition of a pre-approved service may be presented to the Audit Committee for consideration at its next regular meeting or, if earlier consideration is required, to the Audit Committee for action by written consent. The Audit Committee has also delegated to the Chair of the Audit Committee the authority to pre-approve audit-related and non-audit services not prohibited by law to be performed by our independent auditors and associated fees up to a maximum for any one non-audit service of $250,000, provided that the Chair shall report any decisions to pre-approve such audit-related or non-audit services and fees to the full Audit Committee at its next regular meeting.

* * * * *

Stockholder Proposals for the 2005 Annual Meeting

      Stockholders who intend to have a proposal considered for inclusion in ISG’s proxy materials for presentation at the 2005 Annual Meeting of the Stockholders must submit the proposal to us no later than December 30, 2004. Stockholder proposals should be sent to:

           International Steel Group Inc.

          3250 Interstate Drive
          Richfield, Ohio 44286
          Attention: Corporate Secretary

      Stockholders who intend to present a proposal at the 2005 annual meeting, whether such proposal is to be included in our proxy materials or not, are required to provide notice of such proposal to us in accordance with the advance notice procedures for stockholder proposals set forth in our Bylaws. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

Other Matters

      Our management does not intend to present, and does not have any reason to believe that others will present, any item of business at the annual meeting other than those specifically set forth in the notice of the meeting. However, if other matters are properly presented for a vote, the proxies in the enclosed form will confer to the proxy holders the discretionary authority to vote according to their best judgment.

Annual Report

      Our annual report for the year ended December 31, 2003, was filed with the Securities and Exchange Commission on March 11, 2004 and is being sent to our stockholders on or about April 29, 2004. Stockholders are referred to that report for financial and other information about ISG. A copy of that report can be obtained, free of charge, by submitting a written request to International Steel Group, Inc., Attn: Investor Relations, 3250 Interstate Drive, Richfield, Ohio, 44286. That report is not incorporated by reference into this proxy statement and is not to be deemed a part of the proxy soliciting material.

By Order of the Board of Directors

LEONARD M. ANTHONY
Secretary

Richfield, Ohio
April 29, 2004

ANNEX A

AUDIT COMMITTEE CHARTER

Purposes

      The purposes of the Committee are to (a) assist the Board of Directors in fulfilling the Board of Directors’ oversight responsibilities with respect to (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditors’ qualifications and independence, and (iv) the performance of the independent auditors and the Company’s internal audit function; and (b) produce the Committee’s report, made pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”), to be included in the Company’s annual proxy statement (the “Audit Committee Report”).

Composition of the Committee

      Number. The Committee shall consist of no fewer than three members.

      Qualifications. Each Committee member shall have all of the following qualifications:

1)	Each Committee member shall meet the independence criteria of (a) the rules of the New York Stock Exchange, Inc. (“NYSE”), as such requirements are interpreted by the Board of Directors in its business judgment and (b) Section 301 of the Sarbanes-Oxley Act of 2002 (“S-O Act”) and the rules and listing requirements promulgated thereunder by the Securities and Exchange Commission (“SEC”), including Rule 10A-3 of the Exchange Act, and the NYSE.

2)	Each Committee member shall be financially literate or shall become financially literate within a reasonable period of time after his or her appointment to the Committee. Additionally, at least one member of the Committee shall have accounting or related financial management expertise. The Board of Directors shall determine, in its business judgment whether a member is financially literate and whether at least one member has the requisite accounting or financial management expertise. The Committee shall endeavor to have at least one member who meets the definition of “audit committee financial expert” within the meaning of Section 407 of the S-O Act and any rules promulgated thereunder by the SEC. The designation or identification of a person as an “audit committee financial expert” shall not (a) impose on such person any duties, obligations or liability that are greater than the duties, obligations and liability imposed on such person as a member of the audit committee and board of directors in the absence of such designation or identification, or (b) affect the duties, obligations or liability of any other member of the audit committee or board of directors.

3)	Each Committee member shall receive as compensation from the Company only those forms of compensation as are not prohibited by Section 301 of the S-O Act and the rules and listing requirements promulgated thereunder by the SEC and the NYSE. Permitted compensation includes (a) director’s fees (which includes all forms of compensation paid to directors of the Company for service as a director or member of a Board Committee) and/or (b) fixed amounts of compensation under a retirement plan (including pension payments or other deferred compensation) for prior service with the Company provided that such compensation is not contingent in any way on continued service.

4)	If a Committee member simultaneously serves on the audit committee of more than three public companies (including the Company), the Board of Directors must determine that such simultaneous service would not impair the ability of such member to effectively serve on the Committee. The Company shall disclose any such determination in its annual proxy statement.

      Appointment. The Board of Directors will appoint the members and the Chairman of the Committee. Committee members shall serve at the pleasure of the Board of Directors and for such term or terms as the Board of Directors may determine.

Duties and Responsibilities of the Committee

      The Committee is responsible for overseeing the Company’s financial reporting process on behalf of the Board of Directors. Management is responsible for the preparation, presentation, and integrity of the Company’s financial statements and for the appropriateness of the accounting and reporting policies that are used by the Company. The independent auditors are responsible for auditing the Company’s financial statements and for reviewing the Company’s interim financial statements.

      The Committee is directly responsible for the appointment, termination, compensation, retention, evaluation and oversight of the work of the Company’s independent auditors (including resolution of disagreements between management and the auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for the Company.

      In performing its responsibilities, the Committee shall:

1)	Retain the Independent Auditors: The Committee has the sole authority to (a) appoint, retain, compensate, evaluate and terminate the Company’s independent auditors, (b) approve all audit engagement fees, terms and services, and (c) approve any non-audit engagements with the Company’s independent auditors. The Committee is to exercise this authority in a manner consistent with Sections 201, 202 and 301 of the S-O Act and the rules and listing standards promulgated thereunder by the SEC and the NYSE. The Committee may delegate the authority to grant any pre-approvals required by such sections to one or more members of the Committee as it designates, subject to the delegated member or members reporting any such pre-approvals to the Committee at its next scheduled meeting.

2)	Review and Discuss the Auditors’ Quality Control: The Committee is to, at least annually, obtain, review and discuss a report by the independent auditors describing (a) the audit firm’s internal quality control procedures, (b) any material issues raised by the most recent internal quality control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues and (c) (to assess the auditor’s independence) all relationships between the independent auditor and the Company.

3)	Review and Discuss the Independence of the Auditors: In connection with the retention of the Company’s independent auditors, the Committee is to, at least annually, review and discuss the information provided by management and the auditors relating to the independence of the audit firm, including, among other things, information related to the non-audit services provided and expected to be provided by the auditors. The Committee is responsible for (a) ensuring that the independent auditors submit at least annually to the Committee a formal written statement delineating all relationships between the auditors and the Company consistent with applicable independence standards, (b) actively engaging in a dialogue with the auditors with respect to any disclosed relationship or services that may impact the objectivity and independence of the auditors, and (c) taking appropriate action in response to the auditors’ report to satisfy itself of the auditors’ independence. In connection with the Committee’s evaluation of the auditors’ independence, the Committee shall also review and evaluate the lead partner of the independent auditors and take such steps as may be required by law with respect to the identification and regular rotation of the audit partners serving on the Company’s audit engagement team.

4)	Set Hiring Policies: The Committee is to set hiring policies for employees or former employees of the independent auditors, which include the restrictions set forth in Section 206 of the S-O Act and any rules promulgated thereunder by the SEC.

5)	Review and Discuss the Audit Plan: The Committee is to review and discuss with the independent auditors the plans for, and the scope of, the annual audit and other examinations, including the adequacy of staffing and compensation.

6)	Review and Discuss Conduct of the Audit: The Committee is to review and discuss with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, as well as any audit problems or difficulties and management’s response, including (a) any restriction on audit scope or on access to requested information, (b) any disagreements with management and (c) significant issues discussed with the independent auditors’ national office. The Committee is to decide all unresolved disagreements between management and the independent auditors regarding financial reporting.

7)	Review and Discuss Financial Statements and Disclosures: The Committee is to review and discuss with appropriate officers of the Company and the independent auditors the annual audited and quarterly financial statements of the Company, including (a) the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and (b) the disclosures regarding internal controls and other matters required by Sections 302 and 404 of the S-O Act and any rules promulgated thereunder by the SEC.

8)	Review and Discuss Earnings Press Releases: The Committee is to review and discuss earnings and other financial press releases (including any use of “pro forma” or “adjusted” non-GAAP information), as well as financial information and earnings guidance provided to analysts and rating agencies (which review may occur after issuance and may be done generally as a review of the types of information to be disclosed and the form of presentation to be made).

9)	Review and Discuss Internal Audit Plans: The Committee is to review and discuss with the senior internal auditing executive and appropriate members of the staff of the internal auditing department the plans for and the scope of their ongoing audit activities.

10)	Review and Discuss Internal Audit Reports: The Committee is to review and discuss with the senior internal auditing executive and appropriate members of the staff of the internal auditing department the annual report of the audit activities, examinations and results thereof of the internal auditing department.

11)	Review and Discuss the Systems of Internal Accounting Controls: The Committee is to review and discuss with the independent auditors, the senior internal auditing executive ,and if and to the extent deemed appropriate by the Chairman of the Committee, members of their respective staffs the adequacy of the Company’s internal accounting controls, the Company’s financial, auditing and accounting organizations and personnel, and the Company’s policies and compliance procedures with respect to business practices which shall include (a) the disclosures regarding internal controls and matters required by Sections 302 and 404 of the S-O Act and any rules promulgated thereunder by the SEC and (b) a review with the independent auditors of their attestation regarding management’s assessment of the effectiveness of internal controls over financial reporting and the independent auditor’s analysis of matters requiring modification to management’s certifications pursuant to Section 302 of the S-O Act of 2002, as applicable.

12)	Review and Discuss the Recommendations of Independent Auditors: The Committee is to review and discuss with the senior internal auditing executive and the appropriate members of the staff of the internal auditing department recommendations made by the independent auditors and the senior internal auditing executive, as well as such other matters, if any, as such persons or other officers of the Company may desire to bring to the attention of the Committee.

13)	Review and Discuss the Audit Results: The Committee is to review and discuss with the independent auditors (A) the report of their annual audit, or proposed report of their annual audit, (B) the accompanying management letter, if any, (C) the reports of their reviews of the Company’s interim financial statements conducted in accordance with Statement on Auditing Standards No. 100, and (D) the reports of the results of such other examinations outside of the course of the independent auditors’ normal audit procedures that the independent auditors may from time to time undertake. The foregoing shall include the reports required by Section 204 of the S-O Act and any rules promulgated thereunder by the SEC and, as appropriate, (a) a review of major issues regarding (i) accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and (ii) the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies; (b) a review of analyses prepared by management and/or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements; and (c) a review of the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company.

14)	Obtain Assurances under Section 10A(b) of the Exchange Act: The Committee is to obtain assurance from the independent auditors that in the course of conducting the audit, there have been no acts detected or that have otherwise come to the attention of the audit firm that require disclosure to the Committee under Section 10A(b) of the Exchange Act.

15)	Discuss Risk Management Policies: The Committee is to discuss guidelines and policies with respect to risk assessment and risk management to assess and manage the Company’s exposure to risk. The Committee should discuss the Company’s major financial risk exposures and the steps management has taken to monitor and control these exposures.

16)	Obtain Reports Regarding Conformity With Legal Requirements and the Company’s Code of Business Conduct and Ethics: The Committee is to periodically obtain reports from management, the Company’s senior internal auditing executive and the independent auditor that the Company and its subsidiary/foreign affiliated entities are in conformity with applicable legal requirements and the Company’s Code of Business Conduct and Ethics. The Committee is to review and discuss reports and disclosures of insider and affiliated party transactions. The Committee should advise the Board of Directors with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s Code of Business Conduct and Ethics.

17)	Establish Procedures for Complaints Regarding Financial Statements or Accounting Policies: The Committee is to establish procedures for (A) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and (B) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters as required by Section 301 of the S-O Act and the rules and listing requirements promulgated thereunder by the SEC and the NYSE. The Committee is to discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any complaints or concerns regarding the Company’s financial statements or accounting policies.

18)	Discuss With Legal Counsel Matters Regarding Financial Statements or Compliance Policies: The Committee should discuss with the Company’s legal counsel legal matters that may have a material impact on the financial statements or the Company’s compliance policies.

19)	Review and Discuss Other Matters: The Committee should review and discuss such other matters that relate to the accounting, auditing and financial reporting practices and procedures of the Company as the Committee may, in its own discretion, deem desirable in connection with the review functions described above.

20)	Make Board Reports: The Committee should report its activities regularly to the Board of Directors in such manner and at such times as the Committee and the Board of Directors deem appropriate, but in no event less than once a year. Such report shall include a review of any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditors or the performance of the internal audit function.

21)	Maintain Flexibility. The Committee, in carrying out its responsibilities, policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The

Committee should take appropriate actions to set the overall corporate “tone” for quality financial reporting, sound business risk practices, and ethical behavior.

Meetings of the Committee

      The Committee shall meet in person or telephonically at least quarterly, or more frequently as it may determine necessary, to comply with its responsibilities as set forth herein. The Chairman of the Committee shall, in consultation with the other members of the Committee, the Company’s independent auditors and the appropriate officers of the Company, be responsible for calling meetings of the Committee, establishing agenda therefor and supervising the conduct thereof. The Committee may also take any action permitted hereunder by unanimous written consent.

      The Committee may request any officer or employee of the Company or the Company’s outside legal counsel or independent auditors to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. The Committee shall meet with the Company’s management, the internal auditors and the independent auditors at least once each quarter in separate private sessions to discuss any matter that the Committee, management, the independent auditors or such other persons believe should be discussed privately.

Resources and Authority of the Committee

      The Committee shall have the resources and authority appropriate to discharge its responsibilities as required by law, including the authority to engage independent counsel and other advisors as the Committee deems necessary to carry out its duties. The Committee may also, to the extent it deems necessary or appropriate, meet with the Company’s investment bankers or financial analysts who follow the Company.

      The Company will provide for appropriate funding, as determined by the Committee, for payment of (i) compensation to the Company’s independent auditors engaged for the purpose of rendering or issuing an audit report or related work or performing other audit, review or attest services for the Company, (ii) compensation to independent counsel or any other advisors employed by the Committee, and (iii) ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

Audit Committee Report

      The Committee will produce, with the assistance of management, the independent auditors and outside legal counsel, the Audit Committee Report.

Annual Review of Charter

      The Committee will conduct and review with the Board of Directors annually an evaluation of this Charter and recommend any changes to the Board of Directors. The Committee may conduct this charter evaluation in such manner as the Committee, in its business judgment, deems appropriate.

Annual Performance Evaluation

      The Committee will conduct and review with the Board of Directors annually an evaluation of the Committee’s performance with respect to the requirements of this Charter. This evaluation should also set forth the goals and objectives of the Committee for the upcoming year. The Committee may conduct this performance evaluation in such manner as the Committee, in its business judgment, deems appropriate.

ANNEX B

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE CHARTER

Purposes

      The Nominating and Corporate Governance Committee of the Board of Directors (the “Committee”) of International Steel Group Inc. (the “Company”) shall have the direct responsibility to (a) identify individuals qualified to become Board members, consistent with criteria approved by the Board, (b) select or recommend to the Board candidates to fill Board vacancies and newly-created director positions, (c) select or recommend to the Board whether incumbent directors should be nominated for re-election to the Board upon the expiration of their terms, (d) develop and recommend to the Board corporate governance principles applicable to the Board and the Company’s employees, and (e) oversee the evaluation of the Board and management.

Composition

      Size. The size of the Committee shall be determined by the Board, subject to any requirements or limitations in the Company’s certificate of incorporation or by-laws. The Board believes that the Committee should always have at least three.

      Qualifications. Each Committee member will be “independent” under the rules of the New York Stock Exchange. Desirable qualifications for Committee members include experience in corporate governance, business management, personnel or human resources management, and organizational behavior.

      Selection. The Board selects Committee members based on recommendations of the Committee. The Committee will select a Committee Chair from among its members. Each Committee member will serve at the pleasure of the Board for such term as the Board may decide or until such Committee member is no longer a Board member.

Duties and Responsibilities

      The Committee has the following duties and responsibilities:

1.	Identify New Director Candidates. The Committee shall identify individuals believed to be qualified to become Board members and recommend candidates to the Board to fill new or vacant positions. In recommending candidates, the Committee shall consider such factors as it deems appropriate, consistent with the factors in the Company’s corporate governance guidelines. These factors may include judgment, skill, diversity, integrity, experience with businesses and other organizations of comparable size, the interplay of the candidate’s experience with the experience of other Board members, and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board. The Committee shall also review the qualifications of, and make recommendations to the Board regarding, director nominations submitted to the Company in accordance with the Company’s by-laws or otherwise, and review and evaluate any stockholder proposals relating to the nomination by stockholders of any candidates to the Board or the request of any stockholder to do so.

2.	Evaluate Incumbent Directors. The Committee shall evaluate whether an incumbent director should be nominated for re-election to the Board upon expiration of such director’s term. The Committee will use the same factors established for new director candidates to make its evaluation and will also take into account the incumbent director’s performance as a Board member.

3.	Recommend Committee Members. The Committee shall recommend candidates for appointment to the Company’s standing committees in accordance with the policies and principles in the committees’ charters and taking into consideration such other factors as it deems appropriate including business experience and the interplay of the candidate’s experience with that of the other committee members.

4.	Develop Corporate Governance Guidelines. The Committee is to develop and recommend to the Board corporate governance guidelines applicable to the Company. At least annually, the Committee shall review the Company’s corporate governance guidelines and recommend changes to the entire Board, if appropriate

5.	Oversee Evaluations of the Board and Management. The Committee shall oversee the evaluation of the Board and management in accordance with the Company’s corporate governance guidelines.

6.	Assist in Succession Planning. At least annually, the Committee shall report to the Board on succession planning, which shall include appropriate contingencies in case the Chairman of the Board or the CEO retires, resigns or is incapacitated. The Committee shall assist the Board in evaluating potential successors to the Chairman of the Board and the CEO; provided, however, that if for any reason the Chairman no longer serves as such, the CEO will replace the Chairman and serve the Company in such capacity for the remainder of the then existing term of the Chairman.

7.	Review Possible Conflicts of Interest. The Committee shall consider possible conflicts of interest of Board members and management and make recommendations to prevent, minimize, or eliminate such conflicts of interest. Consistent with New York Stock Exchange listing requirements and the Company’s Code of Business Conduct and Ethics, the Board will cause the Company to promptly disclose any waiver of the Company’s conflict of interest policy for a director or executive officer.

8.	Recommendations as to the Board. The Committee shall make recommendations regarding the appropriate size of the Board and the effectiveness of the Board in fulfilling its obligations to the Company and its stockholders. The Committee shall evaluate and recommend the processes and practices which the Board shall conduct its business, including (a) the structure, charter and membership of the committees of the Board and (b) committee membership qualifications, appointment and removal.

9.	Board Reports. At least annually, the Committee shall report its activities to the Board and in such manner and at such times as the Committee or the Board deems appropriate. This report shall include the Committee’s assessment of the Board’s performance and procedures.

10.	Other Delegated Duties or Responsibilities. The Committee shall perform any other duties or responsibilities delegated to the Committee by the Board from time to time.

Meetings

      The Committee shall meet as frequently as necessary to carry out its responsibilities under this Charter. The Committee Chair shall, in consultation with the other members of the Committee and appropriate officers of the Company, establish the agenda for each Committee meeting. Each Committee member may submit items to be included on the agenda. Committee members may also raise subjects that are not on the agenda at any meeting. The Committee Chair or a majority of the Committee members may call a meeting of the Committee at any time. A majority of the number of Committee members selected by the Board shall constitute a quorum for conducting business at a meeting of the Committee. The act of a majority of Committee members present at a Committee meeting at which a quorum is in attendance shall be the act of the Committee, unless a greater number is required by law, the Company’s certificate of incorporation or its by-laws. The Committee Chair shall supervise the conduct of the meetings and shall have other responsibilities which the Committee may designate from time to time.

      The Committee may request any officer or employee of the Company, or any representative of the Company’s advisors, to attend a meeting or to meet with any members or representatives of the Committee.

Resources and Authority

      The Committee shall have appropriate resources and authority to discharge its responsibilities, including appropriate funding in such amount as the Committee deems necessary, to compensate any consultants and any independent advisors retained by the Committee. The Committee shall have the sole authority to retain and terminate search firms to assist in the identification of director candidates and the sole authority to set the fees and other retention terms of such search firms. The Committee may also retain independent counsel and other independent advisors to assist it in carrying out its responsibilities.

Annual Review

      At least annually, the Committee shall (a) review this Charter with the Board and recommend any changes to the Board and (b) evaluate its performance against the requirements of this Charter and review this evaluation with the Board. The evaluation shall include the goals and objectives of the Committee for the upcoming year. The Committee shall conduct its review and evaluation in such manner as it deems appropriate.

      Consistent with New York Stock Exchange listing requirements, this Charter will be included on the Company’s website and will be made available upon request sent to the Company’s Secretary. The Company’s annual report to stockholders will state that this Charter is available on the Company’s website and will be available upon request sent to the Company’s Secretary.

REVOCABLE PROXY

INTERNATIONAL STEEL GROUP INC.

This proxy is solicited on behalf of the Board of Directors and unless otherwise indicated will be voted: FOR the election of Directors and the ratification of the appointment of our independent accountants.

The undersigned hereby appoints Rodney B. Mott, Leonard M. Anthony, and Lonnie A. Arnett, proxies, with the power of substitution, resubstitution and with the authority in each to act in the absence of the other, to vote all shares the undersigned is entitled to vote at International Steel Group’s 2004 Annual Meeting of Stockholders, or any postponements or adjournments thereof, as indicated on this card and in their discretion on all other matters as may properly come before the meeting.

Please specify your choices by marking the appropriate boxes. You need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. It is important that your shares are represented at this meeting, whether or not you attend the meeting in person.

		For	Withhold	For All Except
1.	To elect two Class I Directors	[ ]	[ ]	[ ]
01 Wilbur L. Ross, Jr.
02 Rodney B. Mott

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” write the nominee’s name on this line:

	FOR	AGAINST	ABSTAIN
2. To ratify the appointment	[ ]	[ ]	[ ]
of our independent accountants

The Board of Directors recommends that you vote FOR Items 1 and 2.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Please be sure to sign and date this proxy in the box below

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DETACH ABOVE CARD, SIGN, DATE AND MAIL IN POSTAGE PAID ENVELOPE PROVIDED

INTERNATIONAL STEEL GROUP INC.
3250 Interstate Drive * Richfield, Ohio 44286

Please sign exactly as your name appears. If stock is held in the name of joint holders, each should sign. If you are signing as a trustee, executor, etc., please so indicate. Please mark, sign, date and mail this card promptly in the postage prepaid return envelope provided.

PLEASE ACT PROMPTLY
SIGN, DATE & MAIL YOUR PROXY CARD TODAY

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED
BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

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